EXHIBIT 10.28

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

     This First Amendment to Revolving Credit Agreement (this “First Amendment”) amends that certain Revolving Credit Agreement (as amended hereby, the “Credit Agreement”) dated as of December 31, 2003, and is made and entered into as of the 13th day of February, 2004 by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP (“FPLP” or the “Borrower”), FLEET NATIONAL BANK (“Fleet”), a national banking association, having its principal place of business at 100 Federal Street, Boston, Massachusetts 02109 and KEYBANK NATIONAL ASSOCIATION (collectively with Fleet, the “Banks”) and FLEET NATIONAL BANK, as managing administrative agent for itself and each other Bank.

     WHEREAS, the Banks and the Borrower have determined to make certain amendments to the Credit Agreement, as set forth herein.

     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration by each of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

2.	The definition of “Assignment of Contracts” contained in Section 1 of the Credit Agreement is amended by inserting the word “in” immediately following the reference to “Borrower’s interest” contained therein.

3.	The definition of “Borrowing Base Availability” contained in Section 1 of the Credit Agreement is amended to read in its entirety as follows:

“Borrowing Base Availability. As of the date that any Loan is to be made hereunder, an amount equal to the lesser of (i) 70% (the “Advance Rate”) of the Collateral Property Value at such time, provided that the Advance Rate shall be automatically and permanently decreased to 65% at such time as the Collateral Property Value multiplied by 65% would be at least equal to $50,000,000, and (ii) the Collateral Debt Service Coverage Amount at such time, and provided, further, that at no time may the Borrowing Base Availability otherwise attributable to the Collateral Properties exceed 85% of the Appraised Value of Collateral Properties as set forth in the most recent MAI Appraisals provided to and approved by the Administrative Agent (it being acknowledged and agreed that if the Borrowing Base Availability attributable to the Collateral Properties would exceed 85% of the

Appraised Value of Collateral Properties, the Borrower may request that a new MAI Appraisal be obtained for one or more Collateral Properties, at the Borrower’s sole cost and expense, and the appraised value determined by such new MAI Appraisal(s) shall then be the effective appraised value for the applicable Collateral Properties for purposes of this definition. The amount available to be drawn at any time shall be the Borrowing Base Availability less the Maximum Drawing Amount and all outstanding Loans at such time.”

4.	The definition of “Eligible Assignee” contained in Section 1 of the Credit Agreement is amended by inserting, at the end thereof, the following new sentence:

“In no event shall the Borrower or any Affiliate of the Borrower be an Eligible Assignee.”

5.	Clause (c) of the definition of “Increase Conditions” contained in Section 1 of the Credit Agreement is amended by inserting the words “an Eligible Assignee and” immediately following the words “such financial institution shall be” contained therein.

6.	The definition of “Tenant Estoppel” contained in Section 1 of the Credit Agreement is amended by deleting each reference to the word “Major” contained therein and replacing it with the following: “Collateral Property”.

7.	Clause (c) of Section 2.3 of the Credit Agreement is amended by inserting the word “and” immediately following the first reference to “Applicable Base Rate Margin” contained therein.

8.	Clause (v) of Section 2.4 of the Credit Agreement is amended to read in its entirety as follows:

“The Agent will promptly notify each Lender of any Completed Loan Request and will cause a copy thereof to be delivered to each Lender on the same Business Day received, or, in the case of a Libor Rate Loan, the next Business Day, in each case absent circumstances outside of its control.”

9.	Section 2.8 of the Credit Agreement is amended by deleting the reference to “$20,000,000” contained therein; and by inserting in place thereof the following: “$50,000,000.”

10.	Clauses (c) and (d) contained in Section 8.4 of the Credit Agreement are each amended by deleting therefrom the words: “Upon the request of the Agent and”.

11.	Clause (a) contained in Section 11.4 of the Credit Agreement is amended by inserting a comma immediately following the word “creation” contained therein.

12.	Section 12.9 of the Credit Agreement is amended: (i) by deleting the reference to “Estoppel Agreements” contained in clause (b) thereof and replacing it with the words “Tenant Estoppels; and (ii) by inserting the following at the end thereof: “, in each case except to the extent waived by the Agent with respect to tenants who are not tenants under Major Leases”.

13.	The parenthetical contained in Section 12.14 of the Credit Agreement is amended by deleting the reference to “Appraisal Determination Process” contained therein; and by inserting in place thereof the following words: “the definition thereof.

14.	Clause (n) contained in Section 14.1 of the Credit Agreement is amended by inserting at the end thereof the following:

“; or during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Trustees of the Trust (together with any new directors whose election by the Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board of Trustees then in office who either were members of the Board of Trustees at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Trustees of the Trust then in office.”

15.	The second and third sentences contained in Section 14.2 of the Credit Agreement are amended to read in their entirety as follows:

“If any other Event of Default shall have occurred and be continuing, the Agent may, and upon the request of the Majority Lenders shall, terminate the unused portion of the Commitments or other commitment to extend credit hereunder. No such termination of the Commitments or other commitment to extend credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to the Agent or the Lenders arising under other agreements or instruments.”

16.	The seventh sentence contained in Section 16.10(b) of the Credit Agreement is amended by inserting the following proviso at the end thereof:

“, provided, however, that the Agent may not implement the proposed workout plan without the Majority Lenders’ approval if the number of Lenders hereunder is three or less.”

17.	The first sentence contained in Section 16.11 of the Credit Agreement is amended by inserting at the end thereof the following:

“and, at the request of the Majority Lenders, the Agent will resign if its Commitment is no longer at least equal to that of the largest Commitment of any Lender, unless such circumstance is a result of the merger or consolidation of any of the other Lenders or a result of events other than the sale by the Agent of any portion of its Commitment”.

18.	Section 16.11 of the Credit Agreement is further amended by inserting at the end thereof the following new sentence:

“The Agent may be removed at the direction of the Majority Lenders in the event of a final judicial determination (in which the Agent had an opportunity to be heard) that the Agent had acted in a grossly negligent manner or in willful misconduct.”

19.	The third sentence contained in Section 18 of the Credit Agreement is amended to add the following at the end thereof:

“, provided that such consent shall not be required at any time that an Event of Default has occurred and is continuing.”

20.	Schedule 2 to the Credit Agreement is amended to read in its entirety as set forth on Annex 1 attached hereto.

21.	The Borrower hereby represents and warrants as follows:

(a) Representations in Credit Agreement. Both before and after giving effect to this First Amendment, each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in the Credit Agreement or any of the other Loan Documents, was true when made and is true on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made on the date hereof and in this First Amendment, except to the extent that such representations and warranties relate expressly to an earlier date.

(b) No Events of Default. No Default or Event of Default exists on the date hereof (both before and after giving effect to this First Amendment).

(c) Binding Effect of Documents. This First Amendment has been duly executed and delivered by the Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

22.	Provisions of General Application.

(a) No Other Changes. Except as otherwise expressly provided by this First Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents remain unaltered. The Credit Agreement and this First Amendment shall be read and construed as one agreement.

(b) Governing Law. This First Amendment is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of the State of New York. This First Amendment and the rights and obligations of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York (without regard to conflicts of laws provisions).

(c) Binding Effect; Assignment. This First Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns.

(d) Counterparts. This First Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this First Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

(e) Conflict with Other Agreements. If any of the terms of this First Amendment shall conflict in any respect with any of the terms of any of the Credit Agreement or any other Loan Document, the terms of this First Amendment shall be controlling.

(f) Condition Precedent. The effectiveness of this First Amendment is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to it, an executed original of this First Amendment from the Borrower, the Trust and each of the Lenders.

     WITNESS the execution hereof, under seal, as of the day and year first written above.

FLEET NATIONAL BANK,
Individually and as Managing Administrative Agent

By:
Name:	Daniel L. Silbert
Title:	Director

KEYBANK NATIONAL ASSOCIATION, Individually

By:
Name:	John C. Scott
Title:	Vice President

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	First Potomac Realty Trust, its sole general partner

By:
	Name:	Barry H. Bass
	Title:	Senior Vice President and CFO

ACCEPTED AND AGREED:

FIRST POTOMAC REALTY TRUST, Guarantor

By:		(SEAL)
Name:	Barry H. Bass
Title:	Senior Vice President and CFO

ANNEX 1

SCHEDULE 2

Bank	Commitment Amount	Commitment Percentage
Fleet National Bank One Federal Street Boston, MA 02109	$30,00,000	60%
KeyBank National Association	$20,000,000	40%
TOTAL	$50,000,000	100%